                                                                      EXHIBIT 11


                        COMPUTATION OF EARNINGS PER SHARE


                                                             THREE MONTHS ENDED,                  NINE MONTHS ENDED,
                                                          9/30/00          9/30/99             9/30/00        9/30/99
                                                        -----------      -----------         -----------    -----------
BASIC

Net earnings applicable to common stock-

     Income (Loss) before extraordinary gain            $   662,840      $  (248,134)        $  (512,468)   $  (504,850)
     Less preferred dividends                               (31,830)         (31,830)            (95,490)       (95,490)
                                                        -----------      -----------         -----------    -----------
     Net earnings applicable to common stock
       before extraordinary gain                            631,010         (279,964)           (607,958)      (600,340)
       Extraordinary gain                                        --        4,089,465                  --      4,089,465
                                                        -----------      -----------         -----------    -----------
       Net income (loss) applicable to common stock     $   631,010      $ 3,809,501         $  (607,958)   $ 3,489,125
                                                        ===========      ===========         ===========    ===========
       Weighted average number of common
         shares outstanding                               2,729,523        2,135,916           2,504,665      2,066,456
                                                        ===========      ===========         ===========    ===========

EARNINGS (LOSS) PER SHARE-BASIC

Income (loss) before extraordinary item                 $      0.23      $     (0.13)        $     (0.24)   $     (0.29)
Extraordinary item                                               --             1.91                  --           1.98
                                                        -----------      -----------         -----------    -----------
Net income (loss)                                       $      0.23      $      1.78         $     (0.24)   $      1.69
                                                        ===========      ===========         ===========    ===========

DILUTED

Shares used in basic earnings per share                   2,729,523        2,135,916           2,504,665      2,066,456
Additional shares assuming exercise of options
  and exercise of puttable warrant (1)                    3,121,399               --                  --             --
                                                        -----------      -----------         -----------    -----------
                                                          5,850,922        2,135,916           2,504,665      2,066,456
                                                        ===========      ===========         ===========    ===========

EARNINGS (LOSS) PER SHARE-DILUTED

Income (loss) before extraordinary item                 $      0.11      $     (0.13)        $     (0.24)   $     (0.29)
Extraordinary item                                               --             1.91                  --           1.98
                                                        -----------      -----------         -----------    -----------
Net income (loss)                                       $      0.11      $      1.78         $     (0.24)   $      1.69
                                                        ===========      ===========         ===========    ===========


(1) Potentially dilutive securities for the three month period ended September 30, 1999 and the nine month period ended September 30, 1999 and 2000 were not included in the calculation of diluted earnings per share because their effect is antidilutive.